Exhibit 10.10.10

[Form of Letter]

As you are aware, in connection with your service as a member of the Board of Directors of Walter Energy, Inc. (“Walter”), you have been granted options to purchase shares of Walter common stock (“Options”) under the Amended and Restated 2002 Long-Term Incentive Award Plan of Walter, as it may be amended from time to time (the “Plan”).   In connection therewith, you have entered into the following Award Agreements [List Outstanding Award Agreements] (collectively, the “Outstanding Award Agreements”).  Capitalized terms used in this letter agreement but not expressly defined herein shall have the respective meanings ascribed to such terms in the applicable Outstanding Award Agreement.

Notwithstanding anything to the contrary in the Plan or the Outstanding Award Agreements, following your Termination of Directorship for any reason (other than by reason of termination for “cause” as determined by the Board in its sole and absolute discretion), the Options, to the extent they become in accordance with the terms of the Outstanding Award Agreements, shall remain exercisable until the tenth (10th) anniversary of the Grant Date.

This letter agreement hereby serves as an amendment to each Outstanding Award Agreement and shall be deemed to be a part thereof.  Except as expressly set forth above, the Outstanding Award Agreements shall remain in full force and effect.

This letter agreement shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

WALTER ENERGY, INC.

By:
Name:
Title: